EXHIBIT 10.1


Novell, Inc.


                           January 30, 2002


                           Mr. Chris Stone
                           12 Old Meadow Lane
                           Harvard, MA  01451

                           Dear Chris,

                           On behalf of Novell, Inc. ("Novell"), I am pleased to offer you the position of Vice Chairman-Office of the Chief Executive Officer of Novell (the "Vice Chairman"). Your responsibilities as the Vice Chairman are more fully described in the attached
                           Schedule 1.

                           In this role you will report to Jack Messman, Chairman and Chief Executive Officer of Novell. I am eager to see the results of your contribution to Novell as you offer your considerable talents and abilities--and hope that we in turn enrich your career and contribute to the fulfillment of your professional goals.

                           Your gross annual base salary, exclusive of bonuses, commissions and other incentive pay, will be $600,000.00. This amount will be paid in installments in accordance with Novell's standard payroll practices (less applicable withholding).

                           In addition to your base salary, you will be eligible to participate in Novell's bonus program which this year will be paid quarterly. To participate in the quarterly bonus program, you must be employed for the entire quarter for which that bonus applies. Your bonus will be based on company operating profit and individual objectives established between yourself and Jack. Your annualized target bonus will represent 100% of your base salary for the first 12 months, of which 50% will be guaranteed.

                           To demonstrate our desire for you to begin employment by March 1, 2002, Novell will pay you a sign-on bonus of $350,000.00 (less applicable withholding). This amount will be paid within three weeks of your first date of employment. If you voluntarily terminate your employment with Novell within the first 12 months of the day that your employment commences, you agree that you will repay Novell a pro-rated portion of the sign-on bonus.

                           You will also be granted shares of Novell restricted stock and a non-qualified stock option to purchase shares of Novell common stock. These grants are more fully described in the attached Schedule 2.

                           In addition to the foregoing, you will be eligible to participate in the Novell, Inc. Senior Management Severance Plan (the "Plan"). Schedule 3 more fully explains your participation in the Plan. A copy of the Plan is also included in this offer letter for your reference.

                           Novell also offers an outstanding benefit package, which we view as an important part of our compensation program. This full range benefit program includes: four weeks of vacation, life, medical, dental and disability insurance. Details regarding these benefits are provided to you in the attached Novell 2002 Flexware Comparison Chart. Other terms that apply to this offer are set forth in the attached Schedule 4:

                           Your expected start date will be March 1, 2002. Federal employment laws require that you provide verification of your eligibility to work in the United States before you start employment. Please review the I-9 instructions and bring the appropriate identification necessary to complete the form on your first day of employment.

                           If you accept this offer of employment, you acknowledge and agree that the rights and obligations under this offer letter and its attached schedules and exhibit (the "Offer Letter") shall survive the termination of your employment with Novell for any reason and shall be binding upon your heirs, executors, administrators and legal representatives. This Offer Letter, upon its acceptance by you, is binding on Novell's successors and assigns, and all covenants in this Offer Letter shall inure to the benefit of and be enforceable by said successors or assigns.

                           The interpretation, performance and enforcement of this Offer Letter shall be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles. In addition, you agree that any dispute, claim or proceeding arising out of or relating to this Offer Letter shall be commenced and maintained in any state or federal court in the Commonwealth of Massachusetts and you submit to the exclusive venue and jurisdiction of such court. The language of all parts of this Offer Letter shall be construed as a whole according to its fair meaning and shall not be construed strictly either for or against either party. Moreover, the terms "and," and "or" shall both mean "and/or."

                           You acknowledge and agree that your acceptance of the provisions set forth in this Offer Letter are a material inducement to Novell's agreement to grant restricted stock and stock options to purchase Novell's common stock. You agree that the restrictions contained in this Offer Letter are necessary for the protection of the business and goodwill of Novell and you consider them to be reasonable for such purpose.

                           You also acknowledge and agree that upon your acceptance of this offer of employment that any breach or threatened breach of any provision of this Offer Letter will cause Novell substantial and irrevocable damage and monetary damages would be inadequate to compensate Novell and, in addition to any other remedies or rights it may have, Novell shall be entitled to seek an injunction and all other available equitable relief to enforce the terms of this Offer Letter.

                           You further acknowledge and agree that the provisions in this Offer Letter are necessary to protect Novell's interests and are reasonable under the circumstances, given that Novell conducts business worldwide and that a competitive business may be carried out anywhere in the world as a result of advanced communications technology. Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Offer Letter. If any provision of this Offer Letter shall for any reason be held to be excessively broad as to length of time, scope, range of activities, geographic area or otherwise so as to be unenforceable at law, such provision(s) shall be reformed and construed by the appropriate judicial body to the fullest extent enforceable, and the remaining provisions of this Offer Letter will not be affected.

                           This Offer Letter will remain valid through March 1, 2002. Please signify acceptance of this offer by signing the "Acceptance and Acknowledgment" attached to this Offer Letter, as well as Novell's Intellectual Property Agreement, Novell's Conflicts Disclosure Form, and the Licensing of Technology Transfer Questionnaire, all of which are enclosed. Return the signed copies of these documents to Novell Human Resources c/o Alan Friedman (at 8 Cambridge Center, Cambridge, MA 02142) in the enclosed pre-addressed envelope, and retain any copies for your files. Please understand that your employment with Novell constitutes at-will employment.

                           Again, we look forward to your joining Novell. If you have questions or wish to discuss this offer, please contact me.

                           Sincerely,


                           Alan J. Friedman
                           Senior Vice President, People

                          ACCEPTANCE AND ACKNOWLEDGMENT


                           I accept the offer of employment from Novell as set forth in the offer letter dated January 30, 2002, together with its attached schedules (the "Offer Letter"). I understand and acknowledge that my employment with Novell is for no particular duration and is at-will, meaning that Novell or I may terminate the employment relationship at any time, with or without cause and with or without prior notice. Additionally, I acknowledge that this offer of employment is contingent upon successful completion of a background check which is currently in progress and, if applicable, upon authorization in the form of an export license from the U.S. Dept. of Commerce, Bureau of Export Administration, Office of Export Licensing or the U.S. Department of State, Office of Defense Trade Controls.

                           I understand and agree that the terms and conditions set forth in the Offer Letter represent the entire agreement between Novell and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the Offer Letter are the terms and conditions of my employment. No one other than Novell's Senior Vice President of People or the CEO of Novell is authorized to enter into any employment or other agreement that modifies the terms of the Offer Letter, and any such modification must be in writing and signed by either such executive. In addition, I understand that any promotions, increases in compensation and/or offers regarding other positions must be in writing and signed by my manager and the appropriate individual in the Human Resources Department. I understand that Novell may modify benefits as well as other plans and programs from time to time as it deems necessary. As an employee of Novell I understand and agree that I will be bound to abide by the company's policies and procedures.



                           Signature


                           Chris Stone


                           Date

         Schedule 1 to Chris Stone offer letter of January 30, 2002

As Vice Chairman-Office of the Chief Executive Officer of Novell, Inc., you will have responsibility for following areas within Novell:

1.       Research & Development
2.       Marketing (including Product Marketing, Outbound Marketing, and Marcom)
3.       Alliances
4.       Novell Technical Services (Novell Customer Services and Education)
5.       Solutions Development
6.       Consulting (Functional Leadership)
7.       Industry Analysts
8.       Chief Technology Officer

  At an appropriate time, Novell will separate the Information Technology Department from the financial function and have it report to you. Novell's organizational structure will need to change to accommodate these reporting relationships. Novell will endeavor to make these organizational changes as quickly as possible upon your arrival.

         Schedule 2 To Chris Stone Offer Letter of January 30, 2002

Grant of Novell Restricted Stock

Upon the commencement of your employment with Novell, you will be granted 200,000 shares of Novell restricted stock according to the following vesting schedule:

o        10% on the first annual anniversary date of the grant
o        10% on the second anniversary date of the grant
o        80% on the third anniversary date of the grant


Grant of Non-Qualified Novell Stock Option

Upon the commencement of your employment with Novell, you will be granted a non-qualified stock option to purchase 600,000 shares of Novell common stock at an exercise price equal to the fair market value (as determined in accordance with the applicable Novell stock plan) of the stock on your first day of employment. Your option will vest according to the following schedule:

o 25% on the first annual anniversary date of the grant, and thereafter the remaining 75% in equal monthly installments over the next three years so that this grant will be fully vested on the fourth anniversary of your date of grant


Both the grant of restricted stock and the non-qualified stock option are subject to you executing the appropriate documentation that will confirm the action taken by the Compensation Committee of the Novell Board of Directors in connection with these grants. The Shareholder Services Department will provide you with this documentation upon the commencement of your employment.

           Schedule 3 to Chris Stone Offer Letter of January 30, 2002

You will be able to participate in the Novell, Inc. Senior Management Severance Plan (the "Plan") and you will be eligible for the benefits provided under the Plan subject to the following specific clarifications:

1.                With respect to your severance payment, as described under
                  Article IV A.1.of the Plan, it will be 18 months of your base salary.

2. With respect to your non-compete and non-solicit covenant, as described in Article VII A. and B. of the Plan respectively, the time period associated with each is (i) 18 months in the case of an involuntary termination other than for cause and other than following a change in control, and (ii) 24 months in the case of an involuntary termination following a change in control.

           Schedule 4 to Chris Stone Offer Letter of January 30, 2002

                    You recognize that it is important to protect the rights to property, trade secrets and confidential information and any related rights belonging to Novell, including its predecessors and successors, and its past and present subsidiaries, business units, divisions and Affiliated Companies ("Novell"). "Affiliated Companies" of Novell will be companies directly or indirectly controlling, controlled by or under common control with Novell, Inc. A Company is controlled by ownership of more than 50% of shares entitled to vote for directors or persons performing a similar function, or by actual control of the Board of Directors. As such, in consideration and as a condition of your initial and continued employment with Novell and the additional benefits associated therewith, you agree as follows:


                    Confidential Information: At all times, whether during or after termination (for any reason) of your employment with Novell, you will keep in strictest confidence and trust Novell's Confidential Information (defined below), including that which you create. Except as may be necessary to perform your duties for Novell or except with prior written permission of the CEO of Novell, you will not, directly or indirectly, disclose to any person or entity, or use or permit to be used, any Confidential Information.

                    Novell Property: You agree that all Novell Property (defined below) shall be and remain the sole and exclusive property of Novell. You agree that during your employment you shall not make, use or permit to be used any Novell Property except for the benefit of Novell. You further agree that after termination of your employment with Novell for any reason, you will not use, or permit others to use, any Novell Property. Upon termination of your employment with Novell for any reason, you will immediately surrender to Novell all Novell Property in your possession, custody or control.

                    Disclosure and Assignment of Inventions: You will fully and promptly disclose to Novell and no one else all Inventions (defined below) generated, authored, conceived, discovered, developed or reduced to practice or learned by you, either alone or jointly with others, while you are employed by Novell. You agree that all Inventions are and will be the sole and absolute property of Novell (and its assigns), as works made for hire or otherwise. To the extent any Inventions are not or are deemed not to be works made for hire, you hereby assign to Novell any and all rights, title and interest (including but not limited to, tangible and intangible rights such as patents, copyrights, trademarks, trade secrets, licensing and publishing rights) that you now have or may acquire in and to all Inventions, benefits and rights relating thereto, domestic or foreign. You hereby waive all claims to moral rights you may have in Inventions. You agree that you will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which Novell may deem necessary or desirable in order to protect its rights and interests in any Invention. You further agree to assist Novell in every reasonable way, both during and after your employment with Novell (at Novell's expense), to obtain, maintain and from time to time enforce patents, copyrights, trademarks, trade secrets, mask work, and other rights and protections relating to Inventions.

                    Prior Inventions: If, before employment with Novell, you created any Inventions that you wish not to be subject to this Schedule 4, then all such Inventions must be identified in the attached Exhibit A. Your failure to attach such Exhibit A to this Schedule 4 and to sign your initials on the next line constitutes your representation that you have made no such Inventions by the time you signed this Schedule 4.

                    Non-Solicitation: While you are employed by Novell and for a two-year period after voluntary termination of your employment for any reason, you will not, without prior written permission from the CEO of Novell, directly or indirectly (whether alone or as a partner, joint venturer, consultant, officer, director, investor, employee, agent, or independent contractor), whether for yourself or on behalf of any other person or entity, actually or attempt to:

                    (a) Solicit (defined below) any Employee (defined below) to become employed or retained by any person or entity other than Novell; retain, employ or hire any Employee; or induce, encourage, persuade or cause any Employee to terminate employment with Novell for any reason.

                    (b) accept employment with a competitor of Novell in which you knowingly interfere with contracts or related follow-on business in effect at the time of your termination between Novell and its customers and/or partners.

                    (c) knowingly permit any person or entity that employs you or that is directly or indirectly controlled by you to engage in any of the conduct prohibited by this Non-Solicitation section.

                    No Conflicting Obligations: You represent that you have no interest or obligation that is inconsistent or in conflict with this Schedule 4, or that may prevent, limit or impair your performance of any part of this Schedule 4. You agree to notify Novell immediately if any such interest or obligation arises. You also represent that you will not bring with you or disclose to Novell, or use in the performance of your responsibilities at Novell, any confidential information not generally available to the public of a former employer or any other party, unless you have obtained written authorization for its possession and use. You also agree that, during your employment by Novell, you shall abide by any confidentiality obligations you may owe to any former employer or other party. You also agree and represent that you are not bound by any valid agreement or obligation of non-competition or non-solicitation to any former employers or other parties.

                    Employee At-Will: Your employment is "at-will" and, as such, Novell or you may terminate your employment for any reason at any time. There are no representations or promises that your employment either will continue for a specific period or be terminated only under particular circumstances.

                    Definitions: The terms used in this Schedule 4 have the following meaning:

                    (a) "Confidential Information" means all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs and includes, but is not limited to, the following: any and all versions of Novell's computer software and documentation and all other software, hardware, algorithms, schematics, source documents, engineering, strategic and tactical plans, documentation and information created, developed, produced or distributed by Novell; Novell's business methods and practices and all other data or information concerning Novell's business; the corporate data repository known as "Knowledgeworks" or as it may later be known, and all the information and data contained therein, including without limitation templates, methodologies, handbooks, matrices and client deliverables; names, addresses, business information, contacts, requirements and lists of all Novell actual or potential suppliers, customers and partners, and the nature of Novell's relationships with such persons or entities; sales, strategic, tactical, business, financial or marketing plans, budgets, reports, projections and other information; information regarding compensation, employees' performance and all other personnel-related matters; confidential, proprietary or trade secret information provided to Novell by its potential or actual customers, suppliers, partners, employees, consultants, co-venturers or other third parties; and any other information not generally known to the public (including information about Novell's operations, finances, products or services) that Novell maintains or otherwise considers as confidential.

                    (b) "Novell Property" includes, but is not limited to the following: all originals and copies (in whatever form) of Confidential Information and Inventions, and any and all notes, data, notebooks, memoranda, lists, records, reports, drawings, sketches, specifications, computer programs, designs, graphics, architectures, frameworks, devices and models (or portions of any of them), passwords, codes, personal computers, laptops, fax machines, scanners, copiers, printers, tools, cd-roms, diskettes, intangible information stored on diskettes, pagers, cellular phones, credit cards, telephone charge cards, manuals, building keys and passes, access cards, parking passes, and any documentation or other materials of any nature, whether written, printed, electronic or in digital format or otherwise, relating to any matter concerning Novell's business and any other Novell Property in my possession, custody or control.

                    (c) "Employee" shall mean any employee of Novell, or any person whose employment with Novell terminated (for any reason) within six months of any activity prohibited by subsection (a) of the Non-Solicitation section.

                    (d)  "Inventions"  includes,  but is  not  limited  to,  the following: all discoveries, developments, designs, improvements, inventions, formulae, processes, methods, works of authorship, articles, books, manuals, techniques, computer software or hardware programs, strategies, trade secrets, know-how and data, whether or not patentable or registerable, and all work product (by me or anyone else) relating thereto, that (a) relate to research or development activities or the business of Novell or any actual or potential customer, partner or supplier of Novell; or (b) result from tasks assigned to you by Novell; or (c) result from use of premises or personal property (whether tangible or intangible) owned, leased, contracted for or controlled by Novell.

                    (e) "Solicit" includes, without limitation, any and all involvement by you in any communications or contacts with any Employee or Customer/Partner (or any person or entity on his/her/its respective behalf), regardless of whether or not you make the first contact, concerning (i) with respect to subsection (a) of the Non-Solicitation Section: potential employment, terms and conditions of employment or job opportunities with any person or entity other than Novell; and (ii) with respect to subsection (b) of the Non-Solicitation Section, the potential performance of services, conduct of business or forming of relationships with any person or entity other than Novell. In addition, "solicit" for purposes of subsection (a) of the Non-Solicitation Section also includes your involvement in any manner in any interviewing, recruiting or hiring processes that may involve an Employee.

                    The above terms/modifications of this Schedule 4 supersede all prior or contemporaneous agreements, representations or understandings, written or oral, by or between Novell and you concerning the subject matter set forth in this Schedule 4, and shall constitute the only agreement between the parties concerning such subject matter. This Schedule 4 may only be modified by a court of competent jurisdiction or a written agreement signed by you and an executive vice president of Novell. Novell's waiver of any default of you shall not constitute a waiver of its rights under this
                    Schedule 4 with respect to any subsequent default by you.

Exhibit A to Schedule 4
Disclosure of Prior Inventions

(If applicable, please provide information below)